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                                                                       EXHIBIT V

                                 ALPHARMA INC.

     THIS NOTE WAS ORIGINALLY ISSUED ON MARCH 30, 1998 AND SUCH ISSUANCE WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE OR OTHER SECURITIES LAW. NEITHER THIS NOTE NOR THE CLASS B COMMON STOCK OBTAINABLE UPON CONVERSION HEREOF MAY BE OFFERED OR SOLD, PLEDGED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR OTHER SECURITIES LAW COVERING SUCH SECURITY OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. THE TRANSFER AND EXERCISE OF THIS NOTE AND THE COMMON STOCK OBTAINABLE UPON CONVERSION HEREOF ARE ALSO SUBJECT TO THE CONDITIONS SPECIFIED IN THE CONTROL AGREEMENT, DATED AS OF FEBRUARY 7, 1986 (AS AMENDED AND MODIFIED FROM TIME TO TIME), BETWEEN THE ISSUER HEREOF AND THE HOLDER.


            5 3/4% CONVERTIBLE (CLASS B) SUBORDINATED NOTE DUE 2005


     ALPHARMA INC., a Delaware corporation (herein called the "Company"), for value received, hereby promises to pay to A.L. INDUSTRIER A.S. or assigns, the principal sum of_______________________ on April 1, 2005, and to pay interest thereon as provided below, until the principal hereof is paid or duly provided for. The right to payment of principal, premium and interest is subordinated to the rights of Senior Indebtedness as set forth in the Indenture referred to below. The principal hereof may be automatically converted into shares of Class B Common Stock, $.20 par value per share ("Class B Stock"), of the Company as provided below.

     1.   Interest.  The Company promises to pay interest on the principal
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amount of this Note at the rate of 5 3/4% per annum.  The Company will pay interest semi-annually on April 1 and October 1 of each year commencing October 1, 1998. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of this Note. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2.   Method of Payment.  The Company will pay interest on this Note to the
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holder hereof at the close of business on the applicable interest payment date.
The Holder of this Note must surrender this Note to the Company to collect principal payments. The Company will pay principal, premium if any, and interest at the principal executive office of the Company in the United States in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal, premium, if any, and interest by check
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payable in such money.  It may mail an interest check to a Holder's address in the records of the Company or by other means acceptable to the Holder.

     3.   Indenture.  Reference is hereby made to an Indenture dated as of March
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30, 1998 (the "Indenture") between the Company and the First Union National
Bank, as Trustee which governs certain convertible subordinated notes having terms substantially the same as this Note but which are convertible at the holder's discretion into Class A Common Stock of the Company (such stock referred to as "Class A Stock" and such notes as "Class A Notes"). Terms used herein or used in defined terms herein, including "Senior Indebtedness", "Indebtedness" and "Change of Control", which are defined in the Indenture have the meanings assigned to them in the Indenture (unless the context otherwise requires). Reference is hereby also made to the Note Purchase Agreement dated as of March 5, 1998, between the Company and A.L. Industrier A.S. (the "Note Purchase Agreement").

     4.   Optional Redemption.  This Note may be redeemed for cash on at least
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30 and not more than 60 days notice at the option of the Company on or after
April 6, 2001 in whole at any time or in part from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued interest, if any, to the redemption date; provided that this Note may not be redeemed in whole or part unless the Company has duly called the Class A Notes for redemption in accordance with the Indenture on a redemption date at least five business days earlier than the redemption date applicable to the Note. The redemption date shall be determined by the Company.

          The redemption price (expressed as a percentage of principal amount) for the portion of this Note redeemed on and after April 6, 2001 and prior to April 1, 2002 is 103.286% and the redemption prices (expressed as percentages of principal amount) are as follows for the twelve-month period beginning April 1:

                        Year       Percentage
                        ----       ----------
                        2002       102.464%
                        2003       101.643%
                        2004       100.821%


     5.   Notice of Redemption.  Notice of redemption will be mailed at least 30
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days but not more than 60 days before the redemption date to the Holder of this
Note at its address on the records of the Company. From and after the redemption date interest ceases to accrue on this Note or portions thereof called for redemption. A call of this Note for redemption shall not affect or limit any automatic conversion that occurs on or prior to the redemption date under paragraph 7 hereof.

     6.   Repurchase at Option of Holder.  In the event of a Change in Control
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with respect to the Company, then the Holder of this Note shall have the right, at the Holder's option, subject to the rights of the holders of Senior Indebtedness, to require the Company to repurchase this Note or

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any portion thereof which is $1,000 or any integral multiple thereof on a business day (the "Repurchase Date") that is no later than 90 days after the date of such Change in Control, unless otherwise required by applicable law, at a price equal to 100% of principal amount of the Note, plus accrued and unpaid interest to the Repurchase Date.

          Within 30 days after the occurrence of the Change in Control, the Company will give notice of the occurrence of such Change in Control to the Holder hereof. Such notice shall include, among other things, the date by which Holder must notify the Company of such Holder's intention to exercise the repurchase option and of the procedure which such Holder must follow to exercise such right. Exercise of the repurchase option by the Holder hereof will be revocable at any time prior to the close of business on or prior to the Repurchase Date, and the Holder who submits this Note will be subject to automatic conversion of this Note into Class B Common Stock as herein provided prior to close of business on the Repurchase Date.

     7.   Automatic Conversion.  The principal of this Note will automatically
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convert into shares of Class B Stock without any act required on the part of the holder hereof on the close of business on the date (the "Conversion Date") which is the later of (i) April 6, 2001, or (ii) the Conversion Event Date. The Conversion Event Date shall be the first business day following the occurrence of Conversion Event. A Conversion Event shall mean the conversion of one or more Class A Notes so that at least 75% in principal amount of the Class A Notes originally issued under the Indenture in the Offering (defined in the Note Purchase Agreement), including any Class A Notes issued upon exercise of the overallotment option, shall have been converted (whether on or before the date of such occurrence) by the holders thereof into shares of Class A Stock of the Company. The conversion price is $28.59375 per share, subject to adjustment in certain events as provided herein. To determine the number of shares of Class B Stock issuable upon automatic conversion of this Note, divide the principal amount hereof by the conversion price in effect on the conversion date and round the result to the nearest 1/100th share. The Company will deliver a check in lieu of any fractional share. On conversion no payment or adjustment for interest accrued on this Note will be made. The conversion price and the number of shares of Class B Stock into which the Note is convertible shall be adjusted in the same manner and at the same time as the Class A Notes are or would be adjusted pursuant to Article Ten of the Indenture so that the conversion price under this Note is at all times the same as the conversion price then applicable to the Class A Notes (or if the Class A Notes are no longer outstanding on the Conversion Date, the same as the conversion price applicable to the Class A
Notes would have been if they had been outstanding on such Conversion Date).
The Company shall promptly give the Holder written notice of any adjustment in the conversion price.

          Such conversion as set forth in the preceding paragraph shall be automatic on the Conversion Date specified if a Conversion Event Date has occurred and from and after the Conversion Date this Note shall be deemed to be no longer outstanding and shall represent the number of shares of Class B Stock into which this Note was converted on such Conversion Date. To receive stock certificates for Class B Stock upon automatic conversion of this Note, the Holder must surrender this Note to the Company, attention Treasurer, at its principal executive office in the United States.

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          Notwithstanding any other provision of this Note, this Note shall become convertible at the option of the Holder into shares of Class B Stock in the same manner, at the same conversion price (as from time to time adjusted) and with the same effect as provided in Article Ten of the Indenture with respect to Class A Stock issuable on conversion of Class A Notes if and only if the Holder shall be an assignee of the original Holder of this Note and such assignee is not an affiliate of the Company.

          Except as provided in the preceding paragraph with respect to an assignee who is not an affiliate, this Note shall not be converted unless a Conversion Event shall have occurred.

     8.   Subordination.  This Note is subordinated in right of payment, in the
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same manner and to the same extent as is set forth in the Indenture with respect to the Class A Notes, to the prior payment in full of all Senior Indebtedness. The obligations of the Company under this Note shall not constitute Senior Indebtedness under the Indenture nor shall the obligations of the Company under the Class A Notes constitute Senior Indebtedness under this Note. The obligations of the Company under this Note shall rank pari passu with the Company's obligations under the Class A Notes. The Holder by accepting this Note agrees to such subordination and authorizes the Company or any agent therefor to give it effect. To the extent necessary to give effect to this paragraph 8, the provisions of Article Twelve of the Indenture are hereby incorporated by reference but with references to the Class A Notes referring to this Note.

     9.   Transfer and Exchange; Division of Note.  Any transfer or assignment
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of this Note is subject to the limitations and restrictions set forth in the
Note Purchase Agreement. The Company may require the Holder, among other things, to furnish appropriate evidence of compliance with such limitations and restrictions. The Holder may exchange this Note after October 31, 1999 for a like principal amount of Class A Notes as set forth in the Note Purchase Agreement and subject to the limitations set forth therein. No service charge shall be made for any transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Company need not exchange or transfer this Note if it has been called for redemption in whole or in part.

          At the Holder's request made at any time the Company will divide this
Note into two or more Notes having in the aggregate the same principal amount as this Note, each such Note to be of like tenor as this Note and to bear such legends as are borne by this Note. To effect such division the Holder shall deliver this Note to the Company with its written request for dividing this Note; provided that such right to divide this Note shall not limit or affect the limitations on transfer referred to in the Note Purchase Agreement or this paragraph 9.

     10.  Merger or Consolidation.  The Company shall not consolidate with, or
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merge into, or transfer or lease all or substantially all of its assets to, any person unless, among other things, the person is organized under the laws of the United States or consents to submit to the jurisdiction of any new York State or Federal court sitting in the City of New York, such person assumes by written agreement all the obligations of the Company under this Note and after giving effect to the transaction no Default or Event of Default exists.

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          Notwithstanding the foregoing, any subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any other subsidiary or subsidiaries of the Company.

     11.  Defaults and Remedies.  An Event of Default is: default for 30 days in
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payment of interest on this Note; default in payment of principal on the Note when due; failure by the Company for 60 days after notice to it to comply with any of its agreements in this Note, in the Note Purchase Agreement or in the Indenture; default by the Company causing acceleration of an aggregate amount of at least $10,000,000 of Indebtedness of the Company for borrowed money under any mortgage, indenture or instrument under which such Indebtedness is issued or by which such Indebtedness is secured or evidenced unless within 60 days such acceleration is rescinded or waived or such Indebtedness is discharged by the Company; and any event of bankruptcy or insolvency which would constitute an Event of Default under the Indenture. If any Event of Default occurs and is continuing, the Holder hereof may declare all this Note to be due and payable immediately and upon such declaration all principal, premium, if any, and accrued and unpaid interest shall immediately become due and payable.

     12.  No Recourse Against Others.  No past, present or future director,
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officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.

     THE COMPANY WILL FURNISH TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO:

                    ALPHARMA INC.
                    ONE EXECUTIVE DRIVE
                    FOR LEE, NEW JERSEY 07024
                    ATTENTION: TREASURER


                                   * * * * *

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          IN WITNESS WHEREOF, ALPHARMA INC. has caused this instrument to be duly signed under its corporate seal.

[SEAL]                        ALPHARMA INC.


                              By:____________________________



                              By:____________________________

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